Exhibit 10.8

Array Technologies, Inc.

3901 Midway Place N.E.

Albuquerque, NM 87109

April 25, 2018

James “Jim” Fusaro

Dear Jim:

It is a pleasure to extend to you an offer of employment with Array Technologies, Inc. (the “Company”). I look forward to your contribution and success as Chief Executive Officer of the Company.

By accepting this offer, you agree to devote your full business time and attention to the business of the Company, ATI Investment Parent, LLC a Delaware limited liability company (“Holdings”), and the other direct or indirect subsidiaries of Holdings (together with Holdings, the “Company Affiliates”) and to faithfully, diligently and competently perform your duties hereunder. During your employment with the Company, which shall commence June 1, 2018, you shall have the normal duties, responsibilities, functions and authority customarily exercised by the Chief Executive Officer of a company of similar size and nature as the Company, subject to the power and authority of the board of managers of Holdings (the “Board”) to expand or limit such duties, responsibilities, functions and authority. While employed by the Company, you agree not to serve as an officer, director, employee, consultant or advisor to any other business without the prior written consent of the Board. Notwithstanding anything herein to the contrary, this offer shall be subject to customary background check, which we will complete as promptly as possible.

The information below summarizes various employment details and benefits to which you will be entitled upon your acceptance of this offer.

1.	Salary

Your annual base salary (as adjusted from time to time, “Salary”) during your employment with the Company will be $450,000 paid periodically in accordance with the Company’s normal payroll practice for salaried officers. For any partial years of employment, the Salary shall be prorated on an annualized basis.

2.	Bonuses: Additional Annual Payments

For each year ending during your employment with the Company, starting with the fiscal year beginning on April 1, 2018, you will be eligible to receive an annual performance-based bonus, which bonus target shall be $450,000, with the amount of such bonus adjustable at the discretion of the Board, based on the achievement of performance criteria for the Company and personal objectives, in each case, to be established by the Board in consultation with you (the

“Annual Bonus”). Performance targets applicable to fiscal year 2019 shall be defined by mutual agreement between you and the Board within sixty (60) days of commencement of your employment. Payment of any Annual Bonus that is awarded under this letter agreement shall be paid in the fiscal year following the fiscal year during which such Annual Bonus was earned, on the later of: 15 days after the date of completion of the audit for the fiscal year or the date that is 90 days following the end of the fiscal year, in each case, during which such Annual Bonus was earned.

3.	Equity Arrangements

In further consideration of your employment, the Company will grant you 4,684,211 Class B Units (“Profits Interest Units”) of ATI Investment Parent, LLC, a Delaware limited liability company and ultimate parent of the Company (“Holdings”), upon your execution and delivery of a unit grant agreement (and the additional agreements contemplated therein) satisfactory to Holdings. Profits Interest Units will vest as follows: 1,171,053 Profit Interest Units (one fourth of the grant) on the first anniversary of the execution and delivery of the unit grant agreement, and 97,587.73 Profit Interest Units (one forty-eighth of the grant) each month over the subsequent 36 months, such that the Profits Interest Units will become fully vested by the end of the 48th month, provided, however, that no Profit Interest Units shall vest if you are no longer employed by the Company.

4.	Benefits

During your employment with the Company, you will be entitled to participate in each of the benefit plans made available by the Company to its salaried officers, on terms no less favorable than those applicable to other salaried officers. Participation in Company benefit plans will be governed by and subject to the terms, conditions and overall administration of such plans.

5.	Vacation; Paid Time Off

During your employment with the Company, you will be entitled to 20 days of paid time off per calendar year, in accordance with the Company’s policies. Nothing stated herein shall be interpreted to conflict with applicable wage laws requiring the payment of all accrued but unpaid paid time off at the time employment is terminated for any reason.

6.	Reimbursement of Expenses: Relocation

During your employment with the Company, the Company will reimburse you for all reasonable and documented out-of-pocket travel and other expenses incurred in performing duties and responsibilities under this letter agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses. All of the Company’s reimbursement obligations pursuant to this Section 6 shall be subject to the Company’s requirements with respect to reporting and documentation of such expenses.

Your primary work location will be the Company’s headquarters in Albuquerque, New Mexico. You shall relocate to the Albuquerque area by no later than September 1, 2018. In connection with your relocation, the Company will reimburse you for reasonable and documented out-of-pocket housing, travel and other relocation related expenses in an aggregate amount not to exceed $60,000; provided that, notwithstanding the foregoing, you shall be required to repay the full amount of the consideration for such expenses to the Company if you voluntarily terminate your employment with the Company prior to the 12 month anniversary of the date hereof. All such reimbursements shall be subject to the Company’s requirements to reporting and documentation of such expenses.

7.	At Will Employment

We anticipate and are hopeful of a long and fruitful relationship. Your employment by the Company will be “at will,” meaning that you and the Company may terminate your services at any time for any reason or no reason and without prior notice, except as set forth herein.

8.	Confidential Information, Non-Competition, Non-Solicitation

By your acceptance of this letter agreement, you agree to abide by the “Confidential Information, Non-Competition and Non-Solicitation Terms” attached hereto as Exhibit A, which are incorporated herein by reference.

9.	Termination

If your employment is terminated by the Company without Cause or if you resign with Good Reason (in each case, as defined below), you will receive 6 months (the “Severance Period”) of Salary continuation, payable in equal installments in accordance with the Company’s normal payroll practices (the “Severance Payments”). In the event of termination without Cause within six months of a Change in Control in the Company (meaning, for purposes of this Agreement, the acquisition of a majority ownership interest in the Company by an entity or entities not under common control of its current owners), you will receive 15 months of Salary continuation. You shall be entitled to the Severance Payments (i) if and only if (A) you execute and deliver to the Company a general release in form and substance acceptable to the Company (the “General Release”) and the General Release has become effective and no longer subject to revocation no later than sixty (60) days following the termination of your employment and (B) the General Release has not been breached (the “Initial Severance Conditions”), and (ii) only so long as you have not breached the provisions of the General Release or breached any of the provisions of the attached “Confidential Information, Non-Competition and Non-Solicitation Terms” and you have not applied for unemployment compensation chargeable to the Company or any Company Affiliate during the Severance Period. You shall not be entitled to any other salary, compensation or benefits after termination of your employment, except as specifically provided in the Company’s employee benefit plans or as required by applicable law. Any Severance Payments pursuant to this provision shall not be paid or provided until the first scheduled payment date following the satisfaction of the Initial Severance Conditions (with the first such payment being in an amount equal to the total amount to which you would otherwise have been entitled during the period following the date of termination if such deferral had not been required); provided, however, that any such amounts that constitute nonqualified deferred compensation within the meaning of Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (“Section 409A”) shall not be paid or provided until the sixtieth (60th) day following such termination to the extent necessary to avoid adverse tax consequences under Section 409A.

“Cause” means with respect to you one or more of the following: (i) the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to the Company or any Company Affiliate or any of their customers, vendors or suppliers, (ii) reporting to work under the influence of alcohol or under the influence or in the possession of illegal drugs, (iii) substantial and repeated failure to perform duties as reasonably directed by the Board or any other person to whom you report, (iv) breach of fiduciary duty, gross negligence or willful misconduct with respect to the Company or any Company Affiliate, (v) a willful and material failure to observe policies or standards approved by the Board regarding employment practices (including nondiscrimination and sexual harassment policies) as prescribed thereby from time to time or (vi) any breach by you of any non-competition, non-solicitation, no-hire or confidentiality covenant between you and the Company or any Company Affiliate or any material breach by you of any other provision of this letter agreement, or any other agreement to which you and the Company or any Company Affiliate are parties.

“Good Reason” means with respect to you: (i) a reduction without your consent in your Salary below the Salary in effect as of the date hereof, (ii) a relocation of your principal place of employment, without your consent, to a location more than fifty (50) miles from your then-current principal place of employment (it being understood and agreed, for the avoidance of doubt, that the relocation contemplated by Section 6 shall not constitute Good Reason), or (iii) a change in position or title without your consent; provided that, in any case, (x) written notice of your resignation for Good Reason must be delivered to the Company within 30 days after the occurrence of any such event in order for your resignation with Good Reason to be effective hereunder, (y) the Company shall have 30 days after receipt of such notice during which the Company may remedy the occurrence giving rise to the claim for Good Reason termination (if such occurrence is capable of being remedied), and, if the Company cures such occurrence within such 30-day period, there shall be no Good Reason, and (z) you must actually resign within 90 days following the event constituting Good Reason.

If your employment is terminated due to your resignation without Good Reason, your disability or death or your termination by the Company for Cause, the Company’s obligations hereunder shall immediately cease, except that you or your estate will be entitled to receive accrued salary and benefits through the date of termination. You will be considered physically or mentally disabled if you are unable, as determined by a physician acceptable to the Company, to perform your job functions for a period aggregating 90 days during any twelve-month period, subject to the provisions of applicable law.

10.	Representations

You hereby represent and warrant to the Company that (i) the execution, delivery and performance of this letter agreement by you does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which you are a party or by which you are bound, (ii) you are not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any person or entity other than the Company or any Company Affiliate (except for confidentiality agreements disclosed to the Company prior to the date hereof, none of which would in any way limit your abilities to perform your duties to the Company or any Company Affiliate), and (iii) upon the execution and delivery of this letter agreement by the Company, this letter agreement shall be the valid and binding obligation of yours, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity). You hereby acknowledge and represent that you have consulted with independent legal counsel regarding your rights and obligations under this letter agreement and that you fully understand the terms and conditions contained herein.

11.	Corporate Opportunities

You shall submit to the Board all business, commercial and investment opportunities or offers presented or otherwise made available to you or of which you become aware at any time during the period of your employment which relate to the business of the Company or any Company Affiliate (“Corporate Opportunities”). Unless approved by the Board, you shall not accept or pursue, directly or indirectly, any Corporate Opportunities on your own behalf or on behalf of any party other than the Company or any Company Affiliate.

12.	Cooperation

During the period of your employment and thereafter, you shall cooperate with the Company and the Company Affiliates in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company (including by being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into your possession, all at times and on schedules and terms that are reasonably consistent with your other permitted activities and commitments). In the event the Company requires your cooperation in accordance with this provision, the Company shall pay your reasonable travel and other out-of-pocket expenses related to such cooperation (such as lodging and meals) upon submission of invoices.

13.	U.S. Income Tax Rule Compliance

All payments under this letter agreement are stated in gross amounts and shall be subject to customary withholding and other amounts required by law to be withheld. The Company and the Company Affiliates shall be entitled to deduct or withhold from any amounts owing from the Company or any Company Affiliate to you any federal, state, local or foreign withholding taxes, excise taxes or employment taxes (“Taxes”) imposed with respect to your compensation or other payments from the Company or any Company Affiliate or your ownership interest in Holdings (including wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity). In the event the Company or any Company Affiliate does not make such deductions or withholdings (except as the result of Company negligence), you shall indemnify the Company and the Company Affiliates for any amounts paid with respect to any such Taxes.

14.	Deferred Compensation Provisions

Notwithstanding any other provision herein: (a) the parties hereto intend that payments and benefits under this letter agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this letter agreement shall be interpreted to be in compliance therewith or exempt therefrom; (b) for all purposes of this letter agreement, references herein to “termination,” “termination of the period or employment,” “resignation” or other terms of similar import shall in each case mean a “separation from service” within the meaning of Section 409A; (c) in the event that you are a “specified employee” for purposes of Section 409A at the time of separation from service, any separation pay or other compensation payable hereunder by reason of such separation of service that would otherwise be paid during the six-month period immediately following such separation from service shall instead be paid on the six-month anniversary of the separation from service to the extent required to comply with Section 409A; (d) for purposes of Section 409A, your right to receive any installment payment pursuant to this letter agreement shall be treated as a right to receive a series of separate and distinct payments; (e) in no event shall any payment under this letter agreement that constitutes nonqualified deferred compensation subject to Section 409A, as determined by the Board in its sole discretion, be subject to offset unless otherwise permitted by Section 409A; (f) to the extent that reimbursements or other in-kind benefits under this letter agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (g) payments made in accordance with the Company’s normal payroll practices shall be made within thirty (30) days of each payroll date pursuant to the payroll schedule in effect on the Start Date.

The Company makes no representation to you regarding the taxation of the compensation and benefits under this letter agreement, including, but limited to, the tax effects of Section 409A, and you shall be solely responsible for the taxes imposed upon you with respect to your compensation and benefits under this letter agreement. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Section 409A or damages for failing to comply with Section 409A.

15.	General

This letter agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. The language used in this letter agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. All issues and questions concerning the construction, validity, enforcement and interpretation of this letter agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New Mexico, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New Mexico or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Mexico. Each party agrees to commence any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby in a United States District Court located in the State of New Mexico and irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby in such court and any claim that any such proceeding brought in such court has been brought in an inconvenient forum. No amendment, modification or waiver of this letter agreement shall be effective unless set forth in a written instrument executed by the Company and you. You may not assign your rights or obligations hereunder without the prior written consent of the Company. The Company Affiliates are express third-party beneficiaries of this letter agreement.

All notices and other communications hereunder shall be in writing and shall be deemed to have been given: (i) five business days after being sent by first class mail, return receipt requested, postage prepaid, (ii) one business day after being sent by reputable overnight courier, (iii) upon personal delivery, or (iv) when sent by facsimile or email, if sent prior to 6:00 p.m. Pacific Time on a business day (or else on the next following business day), in each case to the addresses, facsimile numbers and email addresses set forth below (provided that a party may change his or its notice information by providing written notice to the other party in accordance with the foregoing provisions of this paragraph):

Notices to you:

Jim Fusaro
####
####
####

With a copy to:

######
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Notices to the Company:

Array Technologies, Inc. 3901 Midway Place N.E.
Albuquerque, NM 87109
Facsimile:	####
Email:	####
Attention:	####

with copies to (which shall not constitute notice):

Oaktree Capital Management, L.P.
11611 San Vicente Boulevard, Suite 700
Los Angeles, CA 90049
Facsimile:	####
Email:	####
####
Attention:	####
####

and

Kirkland & Ellis LLP 333 South Hope Street, 29th Floor
Los Angeles, CA 90071
Facsimile:	####
Email:	####
Attention:	####

My colleagues at the Company and I look forward to commencing what we believe will be a productive and mutually rewarding collaboration.

* * * * *

Please confirm your acceptance of this offer by signing below, returning the original to me, and keeping a copy for yourself.

Sincerely yours, Array Technologies, Inc.

By:	/s/ Brad Forth
Name:	Brad Forth
Title:	Executive Chairman

I accept the above offer of employment and agree to be bound by the terms of this letter agreement.

/s/ James Fusaro
James Fusaro